Exhibit 4.5

Notice of Intent to Exercise Conversion Right

June 3, 2005

VillageEDOCS
14471 Chambers Road, Ste. 105
Tustin, CA  92780

Attn:  Corporate Secretary

Dear Sir:

Pursuant to Section 3(a) of that certain Promissory Note Modification Agreement dated June 3, 2005 (the "Agreement") by and among the undersigned and VillageEDOCS, a California corporation (the "Company"), the undersigned, with respect to

$507,746.58 in unpaid principal and $271,989.49 in unpaid interest as of June 3, 2005 on all outstanding convertible promissory notes held by the undersigned, hereby elects to exercise the conversion right granted thereby to acquire 7,797,361 shares of the common stock of the Company at $0.10 per share.

The undersigned represents and warrants to the Company that the undersigned is acquiring the shares for investment only and not with a view to distribution or resale except for transactions on the public market in accordance with applicable law.

Dated: June 3, 2005                                                    /s/ James W. Townsend                                                                                                         James W. Townsend

Acknowledgment

VillageEDOCS

By:

 /s/ K. Mason Conner                                                 June 3, 2005
K. Mason Conner                                                       Date
President and Chief Executive Officer